Exhibit 16.1

April 29, 2025

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the disclosures under the caption “Change in Independent Auditor” included in American Integrity Insurance Group, Inc.’s Form S-1 dated April 29, 2025, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph, the first sentence of the fourth paragraph, and in the fifth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the remaining statements.

Yours truly,

/s/ Deloitte & Touche, LLP

Dallas, TX
April 29, 2025